Lincolnway Energy, LLC
Creating Energy for Iowa & America

September 22, 2015

Dear Member,

We are pleased to announce that the Board of Directors of Lincolnway Energy has approved a $100 per share distribution effective for members of record as of September 18, 2015, payable on September 28. Lincolnway Energy, LLC has 42,049 outstanding units on September 18, 2015.

We continue to work to execute our strategy to keep Lincolnway Energy a strong, independent competitor in the ethanol industry. We could not do it without your strong support. For that we thank you.

If you have any questions about this distribution or about any aspect of our business, please give me a call at (515) 232-1010.

Sincerely,

Eric Hakmiller
President & CEO

59511 West Lincoln Highway Nevada, Iowa 50201 / 515-232-1010 / Fax: 515-663-9335 / www.lincolnwayenergy.com